Exhibit 99.1

Federated Hermes, Inc.’s Board of Directors Approves Teleconference Annual Meeting
(PITTSBURGH, Pa., April 2, 2020) — The board of directors of Federated Hermes, Inc. (NYSE: FHI), a leading global investment manager, today approved a change to the format for the company’s annual shareholder meeting. As people around the world confront the unprecedented effects of the Covid-19 virus, and in the interests of shareholders, directors, officers and employees of the company, the board decided it was prudent to change the scheduled in-person meeting to a teleconference meeting.
The teleconference will begin at 4 p.m. Eastern Daylight Time on Thursday, April 30, 2020. Shareholders interested in joining the annual meeting should do so by calling (888) 272-7337 (U.S. or Canada) or (631) 609-4029 (international) and entering the conference code 3720526349.
Federated Hermes, Inc. is a leading global investment manager with $575.9 billion in assets under management as of Dec. 31, 2019. Guided by our conviction that responsible investing is the best way to create wealth over the long term, our investment solutions span 135 equity, fixed-income, alternative/private markets, multi-asset and liquidity management strategies and a range of separately managed account strategies. Providing world-class active investment management and engagement services to more than 11,000 institutions and intermediaries, our clients include corporations, government entities, insurance companies, foundations and endowments, banks and broker/dealers. Headquartered in Pittsburgh, Federated Hermes’ more than 1,800 employees include those in London, New York, Boston and several other offices worldwide. For more information, visit FederatedHermes.com.
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MEDIA:	MEDIA:	ANALYSTS:
Meghan McAndrew 412-288-8103	Ed Costello 412-288-7538	Ray Hanley 412-288-1920